                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-52822

                             Subject to Completion
            Preliminary Prospectus Supplement dated October 22, 2001

PROSPECTUS SUPPLEMENT
--------------------
(To prospectus dated January 24, 2001)

                                    [LOGO]
                                2,500,000 Units
                           Merrill Lynch & Co., Inc.
               9% Callable STock Return Income DEbt Securities/SM/
                             due November   , 2003
                              "Callable STRIDES/SM/"
          Payable at maturity with Sun Microsystems, Inc. common stock

                                --------------

The Callable STRIDES:                   Payment at maturity:
 .  Principal amount per unit and        .  If we have not called the Callable
   original issue price per unit of        STRIDES prior to or on the stated
   the Callable STRIDES will be equal      maturity date, for each Callable
   to the closing market price of one      STRIDES you own at maturity, in
   share of Sun Microsystems, Inc.         addition to accrued and unpaid
   common stock on the date the            interest, we will deliver to you
   Callable STRIDES are priced for         one share of Sun Microsystems,
   initial sale to the public.             Inc. common stock, subject to
                                           adjustment for certain corporate
 .  We will pay interest on the             events relating to Sun
   principal amount of the Callable        Microsystems, Inc. as described in
   STRIDES quarterly, at the rate of       this prospectus supplement.
   9% per year, beginning February      .  At maturity, if the price of Sun
     , 2002.                               Microsystems, Inc. common stock
                                           has decreased, the value of the
 .  Callable at the option of Merrill       Sun Microsystems, Inc. common
   Lynch & Co., Inc. beginning             stock that you will receive will
   November   , 2002.                      be less than the principal amount
                                           of your Callable STRIDES.
 .  Senior unsecured debt securities
   of Merrill Lynch & Co., Inc.         Payment if called by Merrill Lynch &
                                        Co., Inc.:
 .  Linked to the price of Sun           .  If we call the Callable STRIDES on
   Microsystems, Inc. common stock         or after November   , 2002, we
   (trading symbol "SUNW").                will pay you a cash amount that,
                                           together with all other payments
 .  We have applied to have the             made on the Callable STRIDES to
   Callable STRIDES listed on the          and including the call date, will
   American Stock Exchange under the       provide a yield to call expected
   trading symbol "SNQ".                   to be between 32% and 38% per year
                                           on the principal amount of the
 .  Expected settlement date: November      Callable STRIDES from the original
     , 2001.                               issue date until the call date.
                                           The actual yield to call will be
                                           determined on the date we price
                                           the Callable STRIDES for initial
                                           sale to the public and will appear
                                           in the final prospectus
                                           supplement.


                Investing in the Callable STRIDES involves risk.
    See "Risk Factors" beginning on page S-8 of this prospectus supplement.

                                --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                 Per unit Total
                                                                 -------- -----
     Public offering price(1)...................................   $        $
     Underwriting discount......................................   $        $
     Proceeds, before expenses, to Merrill Lynch & Co., Inc. ...   $        $

    (1)  Plus accrued interest from November   , 2001, if settlement occurs
         after that date

     The public offering price and the underwriting discount for any single
transaction to purchase 100,000 units or more will be $    per unit and $
per unit, respectively.

                                --------------
                              Merrill Lynch & Co.
                                --------------

           The date of this prospectus supplement is October  , 2001.

"STock Return Income DEbt Securities" and "STRIDES" are service marks of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
SUMMARY INFORMATION--Q&A..................................................  S-4
  What are the Callable STRIDES?..........................................  S-4
  When will I receive interest?...........................................  S-4
  What will I receive on the stated maturity date of the Callable
   STRIDES?...............................................................  S-4
  How does the call feature work?.........................................  S-5
  Who is Sun Microsystems?................................................  S-5
  How has Sun Microsystems common stock performed historically?...........  S-6
  When will I receive cash instead of shares of Sun Microsystems common stock?.................................................................  S-6
  What about taxes?.......................................................  S-6
  Will the Callable STRIDES be listed on a stock exchange?................  S-6
  What is the role of MLPF&S?.............................................  S-6
  Who is ML&Co.?..........................................................  S-7
  Are there any risks associated with an investment in the Callable
   STRIDES?...............................................................  S-7
RISK FACTORS..............................................................  S-8
  Your investment may result in a loss....................................  S-8
  The Callable STRIDES are subject to being called at our option..........  S-8
  Your yield may be lower than the yield on other standard debt securities of comparable maturity.................................................  S-8
  Your return may be limited and will not be identical to the return of owning Sun Microsystems common stock...................................  S-8
  There may be an uncertain trading market for the Callable STRIDES.......  S-8
  Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.....................  S-9
  Amounts payable on the Callable STRIDES may be limited by state law..... S-10
  No affiliation between ML&Co. and Sun Microsystems...................... S-10
  No stockholder's rights................................................. S-10
  Purchases and sales of Sun Microsystems common stock by us and our affiliates may affect your return...................................... S-11
  Potential conflicts..................................................... S-11
  Uncertain tax consequences.............................................. S-11
DESCRIPTION OF THE CALLABLE STRIDES....................................... S-12
  Interest................................................................ S-12
  Payment at maturity..................................................... S-12
  Fractional Shares....................................................... S-13
  Call at the option of ML&Co............................................. S-13
  Estimated Hypothetical Call Prices...................................... S-13
  Hypothetical returns at maturity........................................ S-15
  Events of Default and Acceleration...................................... S-16
  Dilution and Reorganization Adjustments................................. S-16
  Depositary.............................................................. S-21
  Same-Day Settlement and Payment......................................... S-23
SUN MICROSYSTEMS COMMON STOCK............................................. S-24
  Sun Microsystems Systems, Inc. ......................................... S-24
  Historical Data......................................................... S-25
UNITED STATES FEDERAL INCOME TAXATION..................................... S-26
  General................................................................. S-26
  Tax Treatment of a Callable STRIDES..................................... S-27
  Sale, Exchange or Redemption of the Callable STRIDES.................... S-27

                                                                          Page
                                                                          ----
  Premium................................................................ S-28
  Possible Alternative Tax Treatments of an Investment in a Callable
   STRIDES............................................................... S-28
  Constructive Ownership Law............................................. S-28
  Non-U.S. Holders....................................................... S-29
  Backup Withholding and Information Reporting........................... S-29
  New Withholding Regulations............................................ S-29
ERISA CONSIDERATIONS..................................................... S-29
USE OF PROCEEDS AND HEDGING.............................................. S-30
WHERE YOU CAN FIND MORE INFORMATION...................................... S-30
  ML&Co. ................................................................ S-30
  Sun Microsystems, Inc. ................................................ S-30
UNDERWRITING............................................................. S-31
VALIDITY OF THE CALLABLE STRIDES......................................... S-31
EXPERTS.................................................................. S-31
INDEX OF DEFINED TERMS................................................... S-33
ANNEX A..................................................................  A-1

                                   Prospectus

                                                                          Page
                                                                          ----
MERRILL LYNCH & CO., INC.................................................    2
USE OF PROCEEDS..........................................................    2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.............................    3
THE SECURITIES...........................................................    3
DESCRIPTION OF DEBT SECURITIES...........................................    4
DESCRIPTION OF DEBT WARRANTS.............................................   10
DESCRIPTION OF CURRENCY WARRANTS.........................................   12
DESCRIPTION OF INDEX WARRANTS............................................   14
DESCRIPTION OF PREFERRED STOCK...........................................   19
DESCRIPTION OF DEPOSITARY SHARES.........................................   24
DESCRIPTION OF PREFERRED STOCK WARRANTS..................................   28
DESCRIPTION OF COMMON STOCK..............................................   30
DESCRIPTION OF COMMON STOCK WARRANTS.....................................   34
PLAN OF DISTRIBUTION.....................................................   36
WHERE YOU CAN FIND MORE INFORMATION......................................   37
INCORPORATION OF INFORMATION WE FILE WITH THE SEC........................   37
EXPERTS..................................................................   38

                            SUMMARY INFORMATION--Q&A


      This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Callable STock Return Income DEbt Securities/SM/ due November , 2003 (the "Callable STRIDES/SM/") payable at maturity with Sun Microsystems, Inc. ("Sun Microsystems") common stock. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Callable STRIDES, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Callable STRIDES. You should carefully review the "Risk Factors" section, which highlights certain risks, to determine whether an investment in the Callable STRIDES is appropriate for you.

      References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc., and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Callable STRIDES?

      The Callable STRIDES will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Callable STRIDES will rank equally with all of our other unsecured and unsubordinated debt. The Callable STRIDES will mature on November , 2003, if not called by us on or prior to that date.

      Each unit of Callable STRIDES represents $   principal amount of Callable
STRIDES, which will be equal to the closing market price of one share of Sun Microsystems common stock on the date the Callable STRIDES are priced for initial sale to the public (the "Pricing Date"). The actual principal amount will be disclosed in the final prospectus supplement delivered to you in connection with sales of the Callable STRIDES. For a detailed explanation of the closing market price, please see the section entitled "Description of the Callable STRIDES--Dilution and Reorganization Adjustments".

      You may transfer the Callable STRIDES only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Callable STRIDES in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Callable STRIDES. You should refer to the section entitled "Description of the Callable STRIDES--Depositary" in this prospectus supplement.

When will I receive interest?

      Interest on the Callable STRIDES will accrue at the rate of 9% per year on the principal amount of each unit from November , 2001 to but excluding the maturity or the date we call the Callable STRIDES. You will receive quarterly
interest payments on February  , May  , August   and November   of each year,
beginning February , 2002. If any interest payment date is not a Business Day, you will receive payment on the following Business Day.

What will I receive on the stated maturity date of the Callable STRIDES?

      We have designed the Callable STRIDES for investors who want to receive interest payments on their investment and who also want to participate in the possible increase in the price of Sun Microsystems common stock over the term of the Callable STRIDES, subject to ML&Co.'s right to call the Callable STRIDES. If we have not called the Callable STRIDES on or prior to the stated maturity date, for each unit of the Callable STRIDES that you own at maturity, in addition to accrued and unpaid interest, we will deliver to you one share of Sun Microsystems common stock, subject to adjustment to account for certain corporate events relating to Sun Microsystems described in this prospectus supplement.

      For more specific information regarding the corporate events referred to above, please see the section entitled "Description of the Callable STRIDES-- Payment at Maturity" in this prospectus supplement.

      You should understand that the opportunity to participate in possible increases in the price of Sun Microsystems common stock through an investment in the Callable STRIDES is limited because if we call the Callable STRIDES the total yield on your investment will never exceed an amount expected to be between 32% and 38% per year. However, in the event that the price of Sun Microsystems common stock declines over the term of the Callable STRIDES, you will realize the entire decline in the value of the Callable STRIDES and may lose a part or all of your initial investment. For more information about risks associated with the Callable STRIDES, please see the section entitled "Risk Factors" in this prospectus supplement.

How does the call feature work?

      We may call the Callable STRIDES on any scheduled Business Day beginning on November , 2002, through and including the maturity date (the day on which the call occurs, if any, being the "Call Date") by giving notice to the trustee of the Callable STRIDES at least 20 calendar days prior to the Call Date as described in this prospectus supplement and specifying the Call Date, Call Price and amount of accrued and unpaid interest payable on the Call Date. The "Call Price" will be determined based upon the applicable Call Date. The Call
Price is expected to equal $   if we were to call the Callable STRIDES on
November , 2002, the first date the Callable STRIDES may be called, and $ if we were to call the Callable STRIDES on November , 2003, the last date the Callable STRIDES may be called. For a list of estimated hypothetical month-end, midmonth, first and last Call Prices for October , 2002 through the maturity date, please see the section entitled "Description of the Callable STRIDES-- Estimated Hypothetical Call Prices" in this prospectus supplement; and for an example of the Call Price calculation, please see Annex A to this prospectus supplement. If we elect to exercise our call option, the Call Price will be disclosed to DTC, or its nominee, while the Callable STRIDES are held by DTC as depositary. So long as DTC, or its nominee, is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as described in the section entitled "Description of the Callable STRIDES--Depositary" in this prospectus supplement. These Call Prices do not include the amount of unpaid interest accrued to but excluding the Call Date; instead, on the Call Date you will receive an amount equal to the Call Price plus any accrued and unpaid interest to but excluding the Call Date (the "Final Amount").

      The Call Price on any Call Date is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call expected to be between 32% and 38% and added to the present value of all interest payments discounted to the original issue date by that same discount factor, will equal the original issue price. The actual yield to call will be determined on the Pricing Date and disclosed in the final prospectus supplement delivered to you in connection with sales of the Callable STRIDES. The yield to call represents the interest rate per year used in determining the present values, discounted to the original issue date, of all future payments made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the original issue price.

      If we elect to call your Callable STRIDES, you will receive only the Final Amount, and you will not be entitled to receive Sun Microsystems common stock at maturity.

Who is Sun Microsystems?

      Sun Microsystems, Inc. has disclosed that it is a provider of products, services and support solutions for building and maintaining network computing environments. We are not affiliated with Sun Microsystems, and Sun Microsystems will not receive any of the proceeds from the sale of, or have any obligations under, the Callable STRIDES. You should independently investigate Sun Microsystems and decide whether an investment in the Callable STRIDES linked to the Sun Microsystems common stock is appropriate for you.

      Because Sun Microsystems common stock is registered under the Securities and Exchange Act of 1934, Sun Microsystems is required to file periodically certain financial and other information specified by the Securities and Exchange Commission. For more information about Sun Microsystems and the Sun Microsystems common stock that you may receive at maturity, information provided to or filed with the SEC by

Sun Microsystems can be located by reference to SEC file number 0-15086 and inspected at the SEC's public reference facilities or accessed over the Internet through the SEC's web site. In addition, information regarding Sun Microsystems may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see the sections entitled "Sun Microsystems Common Stock--Sun Microsystems, Inc." and "Where You Can Find More Information" in this prospectus supplement.

How has Sun Microsystems common stock performed historically?

      You can find a table with the closing high and low prices per share of Sun Microsystems common stock during each quarter from 1998 to the present in the section entitled "Sun Microsystems Common Stock--Historical Data" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of Sun Microsystems common stock in various economic environments; however, past performance of Sun Microsystems common stock is not necessarily indicative of how it will perform in the future.

      The terrorist attacks on September 11, 2001 affected the prices of securities in the United States equity markets, including Sun Microsystems common stock, and we are unable to predict the effect of these events or related events on the future price or volatility of Sun Microsystems common stock.

When will I receive cash instead of shares of Sun Microsystems common stock?

      If we call the Callable STRIDES, you will receive the Call Price in cash. Please see the section entitled "Description of the Callable STRIDES--Call at the option of ML&Co." in this prospectus supplement.

      Also, in the event that the number of shares of Sun Microsystems to be delivered for each unit of Callable STRIDES is adjusted to account for certain corporate events described in this prospectus supplement, on the maturity date for each unit of Callable STRIDES you own, you may be entitled to receive a number of shares of Sun Microsystems common stock that is not divisible by a whole number. We will not distribute any fractional shares of Sun Microsystems common stock. We will aggregate all amounts due to you for the total number of Callable STRIDES you hold on the maturity date, and in lieu of delivering to you a fractional share of Sun Microsystems common stock to which you would otherwise be entitled, we will pay you the cash value of the fractional share.

What about taxes?

      The U.S. Federal income tax consequences of an investment in the Callable STRIDES are complex and uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Callable STRIDES for all tax purposes as an investment unit consisting of a debt instrument of ML&Co. and a forward contract to acquire Sun Microsystems common stock. Under this characterization of the Callable STRIDES, for U.S. Federal income tax purposes, you will generally include payments of interest on the Callable STRIDES in income in accordance with your regular method of tax accounting. You should review the discussion under the section entitled "United States Federal Income Taxation" in this prospectus supplement.

Will the Callable STRIDES be listed on a stock exchange?

      We have applied to have the Callable STRIDES listed on the AMEX under the trading symbol "SNQ". You should be aware that listing of the Callable STRIDES on the AMEX will not necessarily ensure that a liquid trading market will be available for the Callable STRIDES. You should review the section entitled "Risk Factors--There may be an uncertain trading market for the Callable STRIDES" in this prospectus supplement.

What is the role of MLPF&S?

      MLPF&S, our subsidiary, is the underwriter for the offering and sale of the Callable STRIDES.

After the initial offering, MLPF&S intends to buy and sell Callable STRIDES to create a secondary market for holders of the Callable STRIDES, and may stabilize or maintain the closing market price of the Callable STRIDES during the initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or to continue them once it has started.

      MLPF&S also will be our agent for purposes of calculating, among other things, the Call Price and the number of shares of Sun Microsystems common stock deliverable to you at maturity. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S's status as our subsidiary and its responsibilities as calculation agent.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., please see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with an investment in the Callable STRIDES?

      Yes, an investment in the Callable STRIDES is subject to certain risks. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

                                  RISK FACTORS

      Your investment in the Callable STRIDES will involve certain risks. You should consider carefully the following discussion of risks before you decide that an investment in the Callable STRIDES is suitable for you.

Your investment may result in a loss

      The Callable STRIDES do not provide for a minimum repayment amount at maturity. If we do not elect to exercise our call option on or prior to the maturity date, you will receive one share of Sun Microsystems common stock at maturity, subject to adjustment as described in this prospectus supplement. Because the price of Sun Microsystems common stock is subject to market fluctuations, the value of the Sun Microsystems common stock that we will deliver to you at maturity may be more or less than the principal amount of your Callable STRIDES. The value of the Callable STRIDES may decline, and that decline could be substantial. If you purchased your Callable STRIDES in the initial distribution, and if, at maturity, the closing market price of Sun Microsystems common stock is less than the initial issue price of each Callable STRIDES, your investment in the Callable STRIDES will result in a loss to you of part or all of your initial investment.

The Callable STRIDES are subject to being called at our option

      We may call all of the Callable STRIDES on any scheduled Business Day beginning November , 2002 to and including the maturity date. In the event that we elect to call the Callable STRIDES, you will receive only the Call Price and any accrued and unpaid interest to but excluding the Call Date, and you will not be entitled to receive shares of Sun Microsystems common stock at maturity. You should not expect to obtain a total annualized yield of more than 32% to 38% on the original issue price.

Your yield may be lower than the yield on other standard debt securities of comparable maturity

      The interest payments and the value of the Sun Microsystems common stock that we deliver to you at maturity may together be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike standard senior non-callable debt securities, the Callable STRIDES do not guarantee the return of a principal amount at maturity.

Your return may be limited and will not be identical to the return of owning Sun Microsystems common stock

      You should understand that the opportunity to participate in the possible increases in the price of Sun Microsystems common stock through an investment in the Callable STRIDES is limited because the amount you receive if we call the Callable STRIDES will never exceed a total annualized yield which is expected to be between 32% and 38% on the original issue price. However, if we choose not to exercise our call option and the value of Sun Microsystems common stock declines over the term of the Callable STRIDES, you will realize the entire decline in value of the Callable STRIDES, and will lose a part or all of your initial investment.

      In addition, your return on the Callable STRIDES will not reflect the return you would realize if you actually owned Sun Microsystems common stock and received the dividends, if any, paid on Sun Microsystems common stock. You will not be entitled to receive dividends, if any, paid on the Sun Microsystems common stock unless and until you actually hold Sun Microsystems common stock on the applicable record date for the payment of a dividend.

There may be an uncertain trading market for the Callable STRIDES

      We have applied to have the Callable STRIDES listed on the AMEX under the trading symbol "SNQ". Listing the Callable STRIDES on the AMEX does not necessarily ensure that a trading market will develop for the Callable STRIDES. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Callable STRIDES will depend on our financial performance and other factors such as the appreciation, if any, in the price of Sun Microsystems common stock. In addition, it is unlikely that the secondary market price of the Callable STRIDES will correlate exactly with the price of Sun Microsystems common stock.

      If the trading market for the Callable STRIDES is limited, there may be a limited number of buyers if you decide to sell your Callable STRIDES rather than hold your investment until the maturity date. This may affect the price you receive.

Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

      The trading value of the Callable STRIDES will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Callable STRIDES caused by another factor, and that the effect of one factor may exacerbate the decrease in the trading value of the Callable STRIDES caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the Callable STRIDES attributable to another factor, such as an increase in the price of Sun Microsystems common stock. The following paragraphs describe the expected impact on the market value of the Callable STRIDES given a change in a specific factor, assuming all other conditions remain constant.

      The price of Sun Microsystems common stock is expected to affect the trading value of the Callable STRIDES. We expect that the market value of the Callable STRIDES will depend substantially on the price of Sun Microsystems common stock, as adjusted for certain dilution and reorganization events described in this prospectus supplement. However, you generally should not expect the market value of your Callable STRIDES to be identical to the market value of the Sun Microsystems common stock. For example, if you choose to sell your Callable STRIDES when the price of Sun Microsystems common stock, as adjusted, exceeds the principal amount, you may receive substantially less than the current market value of the Sun Microsystems common stock because of the expectation that the price of Sun Microsystems common stock will continue to fluctuate until the maturity date.

      Changes in the levels of interest rates are expected to affect the trading value of the Callable STRIDES. We expect that changes in interest rates will affect the trading value of the Callable STRIDES. In general, if U.S. interest rates increase, we expect that the trading value of the Callable STRIDES will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Callable STRIDES will increase.

      Changes in the volatility of Sun Microsystems common stock are expected to affect the trading value of the Callable STRIDES. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of Sun Microsystems common stock increases, we expect the trading value of the Callable STRIDES will decrease; and, if the volatility of Sun Microsystems common stock decreases, we expect that the trading value of the Callable STRIDES will increase.

      As the time remaining to maturity of the Callable STRIDES decreases, the "time premium or discount" associated with the Callable STRIDES will decrease. We anticipate that before their maturity, the Callable STRIDES may trade at a value above or below that which would be expected based on the level of interest rates and the price of Sun Microsystems common stock. This difference will reflect a "time premium or discount" due to expectations concerning the price of Sun Microsystems common stock during the period before the stated maturity of the Callable STRIDES. As the time remaining to maturity decreases, any discount or premium attributed to the trading value of the Callable STRIDES will diminish, increasing or decreasing the trading value of the Callable STRIDES.

      Changes in dividend yields of Sun Microsystems common stock are expected to affect the trading value of the Callable STRIDES. The current dividend yield on Sun Microsystems common stock is zero. If the dividend yield on Sun Microsystems common stock were to increase, we expect that the value of the Callable STRIDES would decrease. However, should there be a subsequent decrease in the dividend yield on Sun Microsystems common stock, we expect the value of the Callable STRIDES would increase.

      Changes in our credit ratings may affect the trading value of the Callable STRIDES. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Callable STRIDES. However, because your return on your Callable STRIDES is dependent upon factors in addition to our ability to pay our obligations under the Callable STRIDES, such as the percentage change in the price of Sun Microsystems common stock at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Callable STRIDES.

      In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Callable STRIDES of a given change in most of the factors listed above will be less if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES. However, we expect that the effect on the trading value of the Callable STRIDES of a given change in the price of Sun Microsystems common stock will be greater if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES.

      The terrorist attacks on September 11, 2001 affected the prices of securities in the United States equity markets, including Sun Microsystems common stock, and we are unable to predict the impact that these attacks or related events may have on the future price or volatility of Sun Microsystems common stock and the risk factors previously mentioned.

Amounts payable on the Callable STRIDES may be limited by state law

      New York State law governs the 1983 Indenture under which the Callable STRIDES will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Callable STRIDES. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We promise, for the benefit of the holders of the Callable STRIDES, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

No Affiliation Between ML&Co. and Sun Microsystems

      We are not affiliated with Sun Microsystems, and Sun Microsystems has no obligations relating to the Callable STRIDES or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Callable STRIDES into consideration for any reason. Sun Microsystems will not receive any of the proceeds of the offering of the Callable STRIDES and is not responsible for, and has not participated in, the offering of the Callable STRIDES and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Callable STRIDES.

No stockholder's rights

      Beneficial owners of the Callable STRIDES will not be entitled to any rights in Sun Microsystems common stock including, for example, the right to receive dividends or other distributions, voting rights and the right to tender or exchange common stock in any tender or exchange offer by Sun Microsystems or any third party.

Purchases and sales of Sun Microsystems common stock by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell Sun Microsystems common stock or futures or option contracts on Sun Microsystems common stock for our own accounts for business reasons. We expect to enter into such transactions in connection with hedging our obligations under the Callable STRIDES. These transactions could affect the price of Sun Microsystems common stock and, in turn, the value of the Callable STRIDES in a manner that would be adverse to your investment in the Callable STRIDES. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the price of Sun Microsystems common stock. Temporary increases in the market price of Sun Microsystems common stock may also occur as a result of the purchasing activities of other market participants in anticipation of this transaction. Consequently, the price of Sun Microsystems common stock may decline subsequent to the Pricing Date reducing the market value of the Callable STRIDES.

Potential conflicts

      The calculation agent for the Callable STRIDES is MLPF&S, our subsidiary. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the Callable STRIDES could give rise to conflicts of interests. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

      We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligations in connection with the Callable STRIDES. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Uncertain tax consequences

      You should consider the tax consequences of investing in the Callable STRIDES, aspects of which are uncertain. See the section entitled "United States Federal Income Taxation" in this prospectus supplement.

                      DESCRIPTION OF THE CALLABLE STRIDES

      ML&Co. will issue the Callable STRIDES as a series of senior debt securities under the 1983 Indenture which is more fully described in the accompanying prospectus. The Callable STRIDES will mature on November , 2003.

      The Callable STRIDES may be called by ML&Co. as described below, but are not otherwise subject to redemption by us or at the option of any beneficial owner before maturity. If an Event of Default occurs with respect to the Callable STRIDES, beneficial owners of the Callable STRIDES may accelerate the maturity of the Callable STRIDES, as described under the sections entitled "Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities Events of Default" in the accompanying prospectus of ML&Co.

      ML&Co. will issue the Callable STRIDES in denominations of whole units
with a principal amount per unit of $   , the closing market price of one share
of Sun Microsystems common stock on the Pricing Date.

      The Callable STRIDES will not have the benefit of any sinking fund.

Interest

      The Callable STRIDES will bear interest at a rate of 9% per year on the principal amount of each unit from November , 2001 or from the most recent interest payment date for which interest has been paid or provided for, to but excluding the stated maturity date or the Call Date, as applicable. We will pay interest on the Callable STRIDES in cash quarterly in arrears on February ,
May  , August   and November   of each year and on the maturity date or Call
Date, beginning February , 2002. We will pay this interest to the persons in whose names the Callable STRIDES are registered at the close of business on the
immediately preceding February  , May  , August   and November  , respectively,
whether or not a Business Day. Interest on the Callable STRIDES will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, that interest payment will be made on the next Business Day and no additional interest will accrue as a result of the delayed payment.

      "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and with respect to the stated maturity is also a day that is a Trading Day.

Payment at maturity

      If we do not call the Callable STRIDES on or prior to the maturity date, then at maturity, for each unit of Callable STRIDES you own, you will receive a cash payment of accrued and unpaid interest and one share of Sun Microsystems common stock; provided, however, if the Share Multiplier is more or less than one (1) due to certain corporate events, you will receive the number of shares equal to the product of one (1) and the Share Multiplier.

      If the maturity date is not a Business Day, we will deliver the Sun Microsystems common stock and make all accrued and unpaid interest payments on the first Business Day following the maturity date and no additional interest will accrue.

      "Share Multiplier" initially means 1.0, but is subject to adjustment for certain events described under "--Dilution and Reorganization Adjustments".

      "Trading Day" means a day on which the New York Stock Exchange, the AMEX and the Nasdaq Stock Market are open for trading as, determined by the calculation agent.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the Callable STRIDES.

Fractional Shares

      In the event that the Share Multiplier is adjusted to account for certain corporate events described in this prospectus supplement, on the maturity date for each unit of Callable STRIDES you own, you may be entitled to receive a number of shares of Sun Microsystems common stock that is not divisible by a whole number. We will not distribute any fractional shares of Sun Microsystems common stock. We will aggregate all amounts due to you for the total number of Callable STRIDES you hold on the maturity date, and in lieu of delivering to you a fractional share of Sun Microsystems common stock to which you would otherwise be entitled, we will pay you the cash value of the fractional share based on the closing market price.

Call at the option of ML&Co.

      ML&Co., in its sole discretion, may call the Callable STRIDES, in whole but not in part, on any scheduled Business Day beginning on November , 2002, to and including the maturity date (the date on which the call, if any, occurs being the "Call Date") by giving notice to the trustee on any Business Day at least 20 calendar days prior to the Call Date. The notice to the trustee will specify the Call Date, Call Price and amount of interest payable on the Call Date. The trustee will provide notice of the call election to the registered holders of the Callable STRIDES, specifying the Call Date, Call Price and amount of interest payable on the Call Date. While the Callable STRIDES are held at the depositary, the registered holder will be the depositary, and the depositary will receive the notice of the call. So long as the depositary is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as more fully described below under "--Depositary".

      The Call Price on any Call Date will be the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call expected to be between 32% and 38% and added to the present value of all interest payments discounted to the original issue date by that same discount factor, will equal the original issue price. The actual yield to call will be determined on the Pricing Date and disclosed in the final prospectus supplement delivered to you in connection with sales of the Callable STRIDES. The Call Price will not include the amount of unpaid interest accrued to but excluding the Call Date; however, on the Call Date you will receive the Call Price plus an amount equal to the accrued and unpaid interest (the "Final Amount"). The yield to call represents the annual interest rate used in determining the present values, discounted to the original issue date, of all future payments made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the original issue price.

Estimated Hypothetical Call Prices

      The following table sets forth the estimated hypothetical month-end, midmonth, first and last Call Prices from October 24, 2002 to October 23, 2003 based on the assumptions specified below. For an example of the Call Price calculation please see Annex A to this prospectus supplement. The actual Call Dates will be determined on the Pricing Date and will be disclosed in the final prospectus supplement delviered to you in connection with sales of the Callable STRIDES. If we elect to exercise our call option, the Call Price will be disclosed in the notice we deliver to DTC in connection with our call of the Callable STRIDES.

      The hypothetical Call Prices appearing below have been calculated assuming all payments are made on the applicable day scheduled for each payment. Because the hypothetical Call Price calculation takes into account the time value of all payments, if a payment is not made on the calendar day, the actual Call Price for each subsequent date will be affected. A delay in payment may arise for reasons such as a scheduled interest payment falling on a day that is not a Business Day and, as a result, the payment being delayed until the next succeeding Business Day. We do not expect the delay in payment of one or more interest payments to substantially alter the estimated Call Prices. If we elect to call the Callable STRIDES, the actual Call Price for the applicable Call Date, the amount of any accrued and unpaid interest to be paid on that Call Date and the Final Amount will appear in the call notice delivered to DTC.

      The table below also assumes:

      .    original issue date:    October 23, 2001
      .    original issue price:   $8.88 per Callable STRIDES (for purposes of
                                   this table we
                                   have assumed this price was the closing
                                   market price of Sun
                                   Microsystems common stock on the
                                   hypothetical Pricing Date)
      .    interest rate:          9% per year
      .    interest payment dates: On the 23rd day of each January, April, July and October
                                   beginning on January 23, 2002 (computed on
                                   the basis of
                                   a 360-day year of twelve 30-day months)
      .    earliest call date:     October 24, 2002
      .    yield to call:          35%, the midpoint of the expected range
                                   between 32% and
                                   38% (computed on the basis of a 360-day year
                                   of twelve 30-day
                                   months compounded annually)
      .    maturity date:          October 23, 2003

                                                                         Final
                            Estimated                                    Amount
                           Hypothetical                                   per
                          Call Price per  Interest Payable on Call Date Callable
       Call Date         Callable STRIDES     per Callable STRIDES      STRIDES
       ---------         ---------------- ----------------------------- --------
October 24, 2002........     $11.0975                $0.0022            $11.0997
October 31, 2002........     $11.1469                $0.0178            $11.1647
November 15, 2002.......     $11.2469                $0.0488            $11.2957
November 29, 2002.......     $11.3484                $0.0799            $11.4283
December 16, 2002.......     $11.4738                $0.1177            $11.5914
December 31, 2002.......     $11.5863                $0.1510            $11.7373
January 15, 2003........     $11.6930                $0.1820            $11.8751
January 31, 2003........     $11.8156                $0.0178            $11.8334
February 18, 2003.......     $11.9468                $0.0555            $12.0023
February 28, 2003.......     $12.0251                $0.0777            $12.1028
March 17, 2003..........     $12.1761                $0.1199            $12.2960
March 31, 2003..........     $12.2894                $0.1510            $12.4403
April 15, 2003..........     $12.4043                $0.1820            $12.5864
April 30, 2003..........     $12.5282                $0.0155            $12.5438
May 15, 2003............     $12.6528                $0.0488            $12.7016
May 30, 2003............     $12.7793                $0.0821            $12.8614
June 16, 2003...........     $12.9165                $0.1177            $13.0341
June 30, 2003...........     $13.0384                $0.1487            $13.1871
July 15, 2003...........     $13.1710                $0.1820            $13.3531
July 31, 2003...........     $13.3135                $0.0178            $13.3312
August 15, 2003.........     $13.4389                $0.0488            $13.4877
August 29, 2003.........     $13.5661                $0.0799            $13.6460
September 15, 2003......     $13.7138                $0.1154            $13.8293
September 30, 2003......     $13.8545                $0.1487            $14.0033
October 15, 2003........     $13.9974                $0.1820            $14.1795
October 23, 2003
 (maturity date)........     $14.0746                $0.1998            $14.2744

Hypothetical returns at maturity

      Based on the assumptions described below, the following table illustrates, for a range of hypothetical closing market prices of Sun Microsystems common stock at maturity:

    . the percentage change from the hypothetical closing market price on the Pricing Date to the hypothetical closing market price at maturity,

    . the Final Amount payable on the Callable STRIDES, including the payment of accrued and unpaid interest on the maturity date,

    .  the total annualized yield on the Callable STRIDES at maturity, and

    . the total yield from direct ownership of Sun Microsystems common stock.

      For the purpose of calculating this table, we have assumed:

      .    original issue date:    October 23, 2001
      .    original issue price:   $8.88 per Callable STRIDES (for purposes of
                                   this table we have
                                   assumed this price was the closing market
                                   price of Sun
                                   Microsystems common stock on the
                                   hypothetical Pricing Date)
      .    interest rate:          9% per year
      .    interest payment dates: On the 23rd day of each January, April, July and October
                                   beginning on January 23, 2002 (computed on
                                   the basis of a
                                   360-day year of twelve 30-day months)
      .    earliest call date:     October 24, 2002
      .    yield to call:          35%, the midpoint of the expected range
                                   between 32% and
                                   38% (computed on the basis of a 360-day year
                                   of twelve
                                   30-day months compounded annually)
      .    maturity date:          October 23, 2003

      This table also assumes that the Callable STRIDES have not been called prior to the maturity date and will be called by ML&Co. on the maturity date if the total annualized yield on the Callable STRIDES would otherwise be greater than or equal to 35% at maturity.

                          Percentage
                         change from
                       the hypothetical     Final
                     closing market price  Amount                      Total annualized
     Hypothetical    on the Pricing Date   payable   Total annualized     yield from
    closing market   to the hypothetical   on the      yield on the   direct ownership of
       price at      closing market price  Callable  Callable STRIDES  Sun Microsystems
       maturity          at maturity      STRIDES(1)  at maturity(2)    common stock(3)
    --------------   -------------------- ---------  ---------------- -------------------
      1.78                   -80%         $ 1.9758       -43.91%            -55.28%
      3.55                   -60%         $ 3.7518       -26.55%            -36.75%
      5.33                   -40%         $ 5.5278       -12.82%            -22.54%
      7.10                   -20%         $ 7.3038        -1.09%            -10.56%
      8.88(4)                  0%         $ 9.0798         9.31%              0.00%
     10.66                    20%         $10.8558        18.75%              9.54%
     12.43                    40%         $12.6318        27.46%             18.32%
     14.21                    60%         $14.2744        35.00%             26.49%
     15.98                    80%         $14.2744        35.00%             34.16%
     17.76                   100%         $14.2744        35.00%             41.42%

--------
(1) The Final Amounts specified in this column include payment of accrued and unpaid interest payable on the maturity date.
(2) The total annualized yield at maturity represents the interest rate per year used in determining the present values, discounted to the original issue date (computed on the basis of a 360-day year of twelve 30-day months), of all future payments made on the Callable STRIDES, including the Call Price and all interest payments, the sum of these present values being equal to the original issue price. This annualized yield assumes:
  (a) coupon payments are made quarterly on the 23rd of January, April, July and October of each year beginning January 23, 2002, and reinvested for the remainder of the term of the Callable STRIDES at the applicable yield listed in this column,
  (b) an investment term of two years, and
  (c) computed on the basis of a 360-day year of twelve 30-day months compounded annually.
(3) Assumes the dividend yield on Sun Microsystems common stock is zero for the term of the Callable STRIDES.
(4) This is the closing market price of Sun Microsystems common stock on October 18, 2001 and for purposes of this table we have assumed this price was the closing market price on the Pricing Date related to this hypothetical table. The principal amount of the Callable STRIDES will be the closing market price of Sun Microsystems common stock on the Pricing Date.

Events of Default and Acceleration

      In case an Event of Default with respect to any Callable STRIDES has occurred and is continuing, the amount payable to a beneficial owner of a Callable STRIDES upon any acceleration permitted by the Callable STRIDES will be equal to the consideration due at maturity, calculated as though the date of acceleration were the maturity date. The value of such consideration shall not, however, be greater than an amount equal to the Final Amount, calculated as though the date of acceleration were the Call Date (whether or not such
date is before or after November   , 2002). If a bankruptcy proceeding is
commenced in respect of ML&Co., the claim of the beneficial owner of a Callable STRIDES may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Callable STRIDES plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Callable STRIDES.

      In case of default in payment of the Callable STRIDES, whether at any interest payment date, the stated maturity date, the Call Date or upon acceleration, from and after that date the Callable STRIDES will bear
interest, payable upon demand of their beneficial owners, at the rate of   %
per year, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Callable STRIDES to the date payment of that amount has been made or duly provided for.

Dilution and Reorganization Adjustments

      The Share Multiplier used to determine the number of shares of Sun Microsystems common stock to be delivered at maturity is subject to adjustment by the calculation agent as a result of the dilution and reorganization adjustments described in this section.

 Stock splits and reverse stock splits

      If Sun Microsystems common stock is subject to a stock split or reverse stock split, then once any split has become effective, the Share Multiplier relating to Sun Microsystems common stock will be adjusted to equal the product of the prior Share Multiplier and the number of shares which a holder of one share of Sun Microsystems common stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

 Stock dividends

      If Sun Microsystems common stock is subject to a (i) stock dividend, i.e., issuance of additional shares of Sun Microsystems common stock, that is given ratably to all holders of shares of Sun Microsystems common stock or
(ii) distribution of shares of Sun Microsystems common stock as a result of the triggering of any provision of the corporate charter of Sun Microsystems, then, once the dividend has become effective and the shares are trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the prior Share Multiplier plus the product of:

  . the number of shares of Sun Microsystems common stock issued with respect to one share of Sun Microsystems common stock and

  .  the prior Share Multiplier.

 Extraordinary Dividends

      There will be no adjustments to the Share Multiplier to reflect any cash dividends or distributions paid with respect to Sun Microsystems common stock other than distributions described under clause (e) of the section entitled "-- Reorganization Events" below and Extraordinary Dividends as described below.

      An "Extraordinary Dividend" means, with respect to a cash dividend or other distribution with respect to Sun Microsystems common stock, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend for Sun Microsystems common stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the closing market price of Sun Microsystems common stock on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Sun Microsystems common stock, the Share Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Share Multiplier will equal the product of:

  .  the prior Share Multiplier and

  . a fraction, the numerator of which is the closing market price per share of Sun Microsystems common stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the closing market price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

      The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Sun Microsystems common stock will equal:

  . in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of that Extraordinary Dividend minus the amount per share of the immediately preceding non-
     Extraordinary Dividend for such shares of Sun Microsystems common stock, or

  . in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of that Extraordinary Dividend.

      To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on Sun Microsystems common stock described in clause (e) of the section entitled "--Reorganization Events" below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Share Multiplier pursuant to clause (e) under the section entitled "--Reorganization Events".

      Closing market price means:

      If Sun Microsystems common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) is listed on a national securities exchange in the United States, is a Nasdaq National Market System ("Nasdaq NMS") security or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), then the closing market price for any date of determination on any Trading Day means for one share of Sun Microsystems common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES):

  . the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Exchange Act on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session), or

  . if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NMS or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session), or

  . if the last reported sale price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, pursuant to (1) and (2) below, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on the Nasdaq Stock Market or OTC Bulletin Board on that day as determined by the calculation agent or from as many dealers in such security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

      If Sun Microsystems common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) is not listed on a national securities exchange in the United States, is not a Nasdaq NMS security or included in the OTC Bulletin Board Service operated by the NASD, then the closing market price for any date of determination on any Trading Day means for one share of Sun Microsystems common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) the last reported sale price on that day on the securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding such Trading Day as determined by the calculation agent; provided that if such last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the closing market price shall mean the average (mean) of the last available bid and offer price on that exchange.

      If Sun Microsystems common stock (or any other security for which a closing market price must be determined for purposes of the Callable STRIDES) is not listed or admitted to trading on any such securities exchange or if such last reported sale price or bid and offer are not obtainable, then the closing market price shall mean the average (mean) of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

      "Market Disruption Event" means:

  (1) a suspension, absence, including the absence of an official closing price, or material limitation of trading of Sun Microsystems common stock on the primary market for Sun Microsystems common stock for more than two hours of trading or during the one-half hour period preceding or at the close of trading, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to Sun Microsystems common stock, if available, during the one-half hour period preceding or at the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

  (2) a determination by the calculation agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of ML&Co. or any of its affiliates or MLPF&S to unwind all or a material portion of the hedge with respect to the notes.

      For purposes of determining whether a Market Disruption Event has occurred:

    (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange,

    (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event,

    (3) limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or the Nasdaq Stock Market or other regulatory organization with jurisdiction over the NYSE or the Nasdaq Stock Market on trading during significant market fluctuations will constitute a suspension or material limitation of trading in Sun Microsystems common stock,

    (4) a suspension of trading in an options contract on Sun Microsystems common stock by the primary securities market trading in the options, if available, by reason of:

      . a price change exceeding limits set by the securities exchange or market,

      .  an imbalance of orders relating to the contracts, or

      .  a disparity in bid and ask quotes relating to the contracts will constitute a suspension or material limitation of trading in options contracts related to Sun Microsystems common stock, and

    (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Sun Microsystems common stock are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

      If the Reorganization Event Amount includes the market price of securities other than Sun Microsystems common stock, then the above definition shall be revised to include each such security in the same manner as Sun Microsystems common stock is considered in determining whether a Market Disruption Event exists.

 Issuance of transferable rights or warrants

      If Sun Microsystems issues transferable rights or warrants to all holders of Sun Microsystems common stock to subscribe for or purchase Sun Microsystems common stock, including new or existing rights to purchase Sun Microsystems common stock pursuant to a shareholder's rights plan or arrangement, once a triggering event shall have occurred thereunder, at an exercise price per share less than the closing market price of one share of Sun Microsystems common stock on:

    . the date the exercise price of those rights or warrants is determined, and

    .  the expiration date of those rights or warrants,

then, in each case, if the expiration date of those rights or warrants precedes the maturity date of the Callable STRIDES, then the Share Multiplier will be adjusted to equal the product of:

    .  the prior Share Multiplier and

    . a fraction, the numerator of which shall be the number of shares of Sun Microsystems common stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Sun Microsystems common stock offered for subscription or purchase pursuant to those rights or warrants and the denominator of which shall be the number of shares of Sun Microsystems common stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Sun Microsystems common stock which the aggregate offering price of the total number of shares of Sun Microsystems common stock so offered for subscription or purchase pursuant to those rights or warrants would purchase at the closing market price of one share of Sun Microsystems common stock on the expiration date of those rights or warrants, which shall be determined by multiplying the total number of shares offered by the exercise price of those rights or warrants and dividing the product so obtained by such closing market price.

 Reorganization Events

      If prior to the maturity date of the Callable STRIDES,

    (a) there occurs any reclassification or change of Sun Microsystems common stock, including, without limitation, as a result of the issuance of tracking stock by Sun Microsystems,

    (b) Sun Microsystems, or any surviving entity or subsequent surviving entity of Sun Microsystems (a "Successor Entity"), has been subject to a merger, combination or consolidation and is not the surviving entity,
    (c) any statutory exchange of securities of Sun Microsystems or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

    (d) Sun Microsystems is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

    (e) Sun Microsystems issues to all of its shareholders equity securities of an issuer other than Sun Microsystems, other than in a transaction described in clauses (b), (c) or (d) above (a "Spin-off Event"), or

    (f) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Sun Microsystems (an event in clauses (a) through (f) a "Reorganization Event"), then at maturity your will receive the Reorganization Event Amount described below.

      The "Reorganization Event Amount" shall be determined by the calculation agent and shall equal for each unit of the Callable STRIDES the sum of the following:

    (1) for any cash received in a Reorganization Event, an amount equal to the amount of cash received per share of Sun Microsystems common stock multiplied by the Share Multiplier in effect on the date all of the holders of shares of Sun Microsystems common stock irrevocably receive such cash,

    (2) for any property other than cash or securities received in a Reorganization Event, the market value, as determined by the calculation agent, of the property received for each share of Sun Microsystems common stock at the date of the receipt of the property multiplied by the Share Multiplier in effect and payable in cash,

    (3) for any security received in a Reorganization Event, an amount in cash equal to (a) the average of the closing market prices for such security calculated over one to ten trading days from the date of the distribution of such security, as selected at the sole discretion of the calculation agent, in the same manner as the closing market price of Sun Microsystems common stock is calculated (or, if the use of the same manner of determining the closing market price of such security is not possible, in a manner determined by the calculation agent), multiplied by (b) the number of units of such security received for each share of Sun Microsystems common stock multiplied by the Share Multiplier in effect, and

    (4) for any security received in the case of a Spin-off Event, in addition to the shares of Sun Microsystems common stock, an amount in cash equal to (a) the average of the closing market prices for such security calculated over one to ten trading days from the date of the distribution of such security, as selected at the sole discretion of the calculation agent, in the same manner as the closing market price of Sun Microsystems common stock is calculated (or, if the use of the same manner of determining the closing market price of such security is not possible, in a manner determined by the calculation agent), multiplied by (b) the number of units of such security received for each share of common stock of Sun Microsystems multiplied by the Share Multiplier in effect.

In the case of a Spin-off Event, if Sun Microsystems common stock is outstanding after the Reorganization Event, then instead of receiving the Reorganization Event Amount at maturity, the Share Multiplier may be adjusted in the discretion of the calculation agent to equal the Share Multiplier in effect for Sun Microsystems common stock at the time of the issuance of the securities received in the Spin-off Event plus a value equal to the Reorganization Event Amount divided by the average of the closing market prices of Sun Microsystems over one to ten trading days selected at the sole discretion of the calculation agent at the time of the election by the calculation agent to adjust the Share Multipler. Such adjustment may be made by the calculation agent in its sole discretion instead of paying the Reorganization Event Amount described in (4) above.

      In the event of a tender or exchange offer with respect to Sun Microsystems common stock or any security received in a reorganization event in which an offeree may elect to receive cash or other property, Sun Microsystems common stock or any such security received in a reorganization event shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

 Adjustments to the Share Multiplier

      No adjustments to the Share Multiplier will be required unless the Share Multiplier adjustment would require a change of at least 0.1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one-thousandth with five ten-thousandths being rounded upward.

      No adjustments to the Share Multiplier will be required other than those specified above. However, ML&Co. may, at its sole discretion, cause the calculation agent to make additional adjustments to the Share Multiplier to reflect changes occurring in relation to Sun Microsystems common stock or any other security received in a reorganization event in other circumstances where ML&Co. determines that it is appropriate to reflect those changes. The required adjustments specified above do not cover all events that could affect the closing market price of Sun Microsystems common stock, including, without limitation, a partial tender or exchange offer for Sun Microsystems common stock.

      MLPF&S, as calculation agent, shall be solely responsible for the determination and calculation of any adjustments to the Share Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described above, and its determinations and calculations shall be conclusive absent manifest error.

      No adjustments will be made for certain other events, such as offerings of common stock by Sun Microsystems for cash or in connection with acquisitions or the occurrence of a partial tender or exchange offer for Sun Microsystems common stock by Sun Microsystems or any third party.

      ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Share Multiplier, or if ML&Co. is not aware of this occurrence, as soon as practicable after becoming so aware, provide written notice to the trustee, which shall provide notice to the holders of the Callable STRIDES of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth the adjusted Share Multiplier.

Depositary

 Description of the Global Securities

      Upon issuance, all Callable STRIDES will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for Callable STRIDES in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Callable STRIDES represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the Callable STRIDES represented by a global security will not be entitled to have the Callable STRIDES represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the Callable STRIDES in definitive form and will not be considered the owners or holders of the Callable STRIDES including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

 DTC Procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the Callable STRIDES. The Callable STRIDES will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global securities will be issued for the Callable STRIDES in the aggregate principal amount of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of the Callable STRIDES under DTC's system must be made by or through direct participants, which will receive a credit for the Callable STRIDES on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Callable STRIDES are to be made by entries on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all Callable STRIDES deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Callable STRIDES with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Callable STRIDES; DTC's records reflect only the identity of the direct participants to whose accounts the Callable STRIDES are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the Callable STRIDES. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Callable STRIDES are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments made in cash on the Callable STRIDES will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

 Exchange for Certificated Securities

      If:

    . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

    . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

    . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the Callable STRIDES,

the global securities will be exchangeable for Callable STRIDES in definitive form of like tenor and of an equal aggregate principal amount, in denominations of the principal amount per unit and integral multiples of the principal amount per unit. The definitive Callable STRIDES will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      DTC may discontinue providing its services as securities depositary with respect to the Callable STRIDES at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, Callable STRIDES certificates are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, Callable STRIDES certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

      Settlement for the Callable STRIDES will be made by the underwriter in immediately available funds. ML&Co. will make all payments in immediately available funds so long as the Callable STRIDES are maintained in book-entry form.

                         SUN MICROSYSTEMS COMMON STOCK

Sun Microsystems, Inc.

     The following information has been derived from publicly available documents published by Sun Microsystems. We make no representation or warranty as to the accuracy or completeness of the following information.

     Sun Microsystems has disclosed it is a provider of products, services and support solutions for building and maintaining network computing environments. Information provided to or filed with the SEC by Sun Microsystems can be located at the SEC's facilities or through the SEC's web site by reference to SEC file number 0-15086 for Sun Microsystems. See "Where You Can Find More Information". ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

     The selection of Sun Microsystems common stock is not a recommendation to buy or sell Sun Microsystems common stock and neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of Sun Microsystems common stock.

     Sun Microsystems common stock trades on the Nasdaq National Market under the symbol "SUNW".

     ML&Co. is not affiliated with Sun Microsystems and Sun Microsystems does not have any obligations with respect to the Callable STRIDES. This prospectus supplement relates only to the Callable STRIDES and does not relate to Sun Microsystems common stock or other securities of Sun Microsystems. All disclosures contained in this prospectus supplement regarding Sun Microsystems are derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to Sun Microsystems in connection with the offering of the Callable STRIDES. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding Sun Microsystems are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of Sun Microsystems common stock have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning Sun Microsystems could affect the value of the Sun Microsystems common stock to be received at maturity of the Callable STRIDES and therefore the trading prices of the Callable STRIDES. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of Sun Microsystems common stock.

     ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with Sun Microsystems including extending loans to, or making equity investments in, Sun Microsystems or providing investment banking or advisory services to Sun Microsystems, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire non-public information with respect to Sun Microsystems and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to Sun Microsystems.

     Any prospective purchaser of the Callable STRIDES should undertake an independent investigation of Sun Microsystems as in its judgment is appropriate to make an informed decision with respect to an investment in the Callable STRIDES.

Historical data

      Sun Microsystems common stock is principally traded on the Nasdaq National Market. The following table sets forth the high and low closing prices for the calendar quarters during calendar years 1998, 1999, 2000 and 2001. On October 18, 2001, the last recorded transaction price on the Nasdaq National Market for Sun Microsystems common stock was $8.88 per share. The closing prices listed below were obtained from Bloomberg Financial Markets. The historical closing prices of Sun Microsystems common stock should not be taken as an indication of future performance, and no assurance can be given that the price of Sun Microsystems common stock will not decrease. In addition, no assurance can be given that the price of Sun Microsystems common stock will increase above the original issue price so that the value of Sun Microsystems common stock that the beneficial owners of the Callable STRIDES may receive at maturity, if not previously called by us, will exceed the principal amount of the Callable STRIDES.

                                                                  High     Low
                                                                 ------- -------
     1998
       First Quarter...........................................   6.2344  4.7227
       Second Quarter..........................................   5.6406  4.8516
       Third Quarter...........................................   6.5938  4.9531
       Fourth Quarter..........................................  10.8594  5.0000
     1999
       First Quarter...........................................  15.7422 11.2109
       Second Quarter..........................................  17.8750 12.5313
       Third Quarter...........................................  23.6406 16.7969
       Fourth Quarter..........................................  40.9375 22.3438
     2000
       First Quarter...........................................  52.5000 34.0000
       Second Quarter..........................................  49.4063 35.9375
       Third Quarter...........................................  64.3125 43.2500
       Fourth Quarter..........................................  59.3750 26.9375
     2001
       First Quarter...........................................  34.8750 14.7000
       Second Quarter .........................................  22.9600 13.0400
       Third Quarter...........................................  18.1700  7.9100
       Fourth Quarter (through October 18, 2001)...............  10.0400  8.0100

                     UNITED STATES FEDERAL INCOME TAXATION

      The following discussion is based upon the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. ("Tax Counsel"). As the law applicable to the U.S. Federal income taxation of instruments such as the Callable STRIDES is technical and complex, the discussion below necessarily represents only a general summary. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Callable STRIDES held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Callable STRIDES as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Callable STRIDES should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Callable STRIDES arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a Callable STRIDES that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to United States Federal income tax regardless of its source (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Callable STRIDES is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause
(iv) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Callable STRIDES that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. Federal income tax purposes, of the Callable STRIDES or securities with terms substantially the same as the Callable STRIDES. Accordingly, the proper U.S. Federal income tax characterization and treatment of the Callable STRIDES is uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and every holder of a Callable STRIDES agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Callable STRIDES for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a debt instrument of ML&Co. (the "Debt Instrument") with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Callable STRIDES and bearing stated interest at the stated interest rate for the Callable STRIDES (the "Interest Rate") and (ii) a contract (the "Forward Contract") pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for the right to receive one share of Sun Microsystems common stock at maturity, subject to adjustment as described in this prospectus supplement. In the opinion of Tax Counsel, such characterization and tax treatment of the Callable STRIDES, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the "IRS"), will not result in the imposition of penalties. Furthermore, based on ML&Co.'s determination of the relative fair market values of the Components at the time of issuance of the Callable
STRIDES, ML&Co. will assign $    (i.e.,   %) of the initial issue price of the
Callable STRIDES to the Debt Instrument and will assign $     (i.e.,   %) of
the initial issue price of the Callable STRIDES to the Forward Contract. Based upon the foregoing, a U.S. Holder who acquires a Callable STRIDES in connection with the original issuance thereof will be
treated as having purchased the Debt Instrument for $    and as having received
an initial payment (the "Initial Forward Contract Payment") with respect to the
Forward Contract in an amount equal to $    . The initial payment deemed to
have been received by a U.S. Holder with respect to the Forward Contract (i.e., the Initial Forward Contract Payment) should only be taken into account by the U.S. Holder as an additional amount realized with respect to the Forward Contract on the earlier of the sale or other disposition of the Callable STRIDES by the U.S. Holder or at maturity (which would reduce the U.S. Holder's tax basis in any Sun Microsystems common stock received thereby at maturity). ML&Co.'s allocation of the issue price will be binding on a U.S. Holder of a Callable STRIDES, unless such U.S. Holder timely and explicitly discloses to the IRS that its allocation is different from ML&Co.'s. The treatment of the Callable STRIDES described above and ML&Co.'s allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Callable STRIDES or instruments similar to the Callable STRIDES for U.S. Federal income tax purposes, and no ruling is being requested from the IRS with respect to the Callable STRIDES.

      Due to the absence of authorities that directly address instruments that are similar to the Callable STRIDES, significant aspects of the U.S. Federal income tax consequences of an investment in the Callable STRIDES are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. Federal income tax consequences of an investment in a Callable STRIDES (including alternative characterizations of a Callable STRIDES) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment and the allocation described above are accepted for U.S. Federal income tax purposes.

Tax Treatment of a Callable STRIDES

      Interest on the Debt Instrument. As described above, the Debt Instrument is treated as bearing interest at a stated rate of 9% per annum (i.e., the Interest Rate). A U.S. Holder will include "qualified stated interest" equal to the stated interest on the Callable STRIDES in income in accordance with the U.S. Holder's method of accounting for U.S. Federal income tax purposes (subject to the bond premium rules). Based on ML&Co.'s determination set forth
above, the U.S. Holder's tax basis in the Debt Instrument will initially be   %
of the issue price.

      Settlement of the Forward Contract. Upon the final settlement of the Forward Contract on the maturity date, a U.S. Holder would be deemed to have applied an amount (the "Forward Contract Payment Amount") equal to the principal amount of the Debt Instrument less the Initial Forward Contract Payment toward the purchase of Sun Microsystems common stock, and such U.S. Holder should not recognize any gain or loss with respect to the Sun Microsystems common stock received upon the final settlement of the Forward Contract. However, a U.S. Holder would be required to recognize gain or loss with respect to any cash received in lieu of fractional shares of Sun Microsystems common stock. The amount of such gain or loss would be equal to the difference, if any, between the amount of cash received and the portion of the Forward Contract Payment Amount that is allocable to such fractional shares. Any such gain or loss would be treated as short-term capital gain or loss. A U.S. Holder's tax basis in the Sun Microsystems common stock so received would be equal to the Forward Contract Payment Amount less the portion of the Forward Contract Payment Amount that is allocable to any fractional shares. Such U.S. Holder's holding period for the Sun Microsystems common stock would begin on the day immediately following the maturity date.

Sale, Exchange or Redemption of the Callable STRIDES

      Upon a sale, exchange or redemption of a Callable STRIDES prior to the maturity of the Callable STRIDES, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or redemption (as allocated among the Components in accordance with their relative fair market values) and such U.S. Holder's tax basis in the Components deemed so sold, exchanged or redeemed. Any such gain or loss would generally be long-term or short-term capital gain or loss (depending on the U.S. Holder's holding period for the Callable STRIDES). For these purposes, the amount realized does not include any amount attributable to accrued interest on the Debt Instrument, which would be taxed as described under "Tax Treatment of a Callable STRIDES--Interest on the Debt Instrument" above.

Premium

      If a U.S. Holder purchases the Debt Instrument for an amount that is greater than the sum of all amounts payable on the Debt Instrument after the purchase date other than payments of qualified stated interest (i.e., the principal amount), such U.S. Holder will be considered to have purchased the Debt Instrument with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Debt Instrument and may offset interest otherwise required to be included in respect of the Debt Instrument during any taxable year by the amortized amount of such excess for the taxable year. However, since the Callable STRIDES may be optionally called by ML&Co. on or
after November   , 2002, special rules would apply which could possibly result in a deferral of the amortization of some bond premium until later in the term of the Debt Instrument. U.S. Holders are urged to consult their own tax advisors regarding the application of these special rules. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Possible Alternative Tax Treatments of an Investment in a Callable STRIDES

      Due to the absence of authorities that directly address the proper characterization of the Callable STRIDES, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. Federal income tax consequences of owning a Callable STRIDES under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

      ML&Co. will take the position that the Contingent Payment Regulations do not apply to the Callable STRIDES. If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Callable STRIDES, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount, subject to the adjustments described below, income at a "comparable yield" on the issue price, regardless of the U.S. Holder's usual method of accounting for U.S. Federal income tax purposes. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a "comparable yield," be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts (including upon receipt of Sun Microsystems common stock at maturity). Furthermore, any gain realized with respect to a Callable STRIDES would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder's prior ordinary income inclusions (which were not previously reversed) with respect to the Callable STRIDES.

      Even if the Contingent Payment Regulations do not apply to the Callable STRIDES, other alternative U.S. Federal income characterizations or treatments of the Callable STRIDES are also possible, which may also affect the timing and the character of the income or loss with respect to the Callable STRIDES. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. Federal income tax consequences of an investment in a Callable STRIDES.

Constructive Ownership Law

      Section 1260 of the Internal Revenue Code of 1986, as amended (the "Code") treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" of that property, with the result that all or a portion of any long-term capital gain recognized by such taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to a Callable STRIDES. If
Section 1260 of the Code were to apply to a Callable STRIDES in the future, however, the effect on a U.S. Holder of a Callable STRIDES would be to treat all or a portion of any long-term capital gain recognized by such U.S. Holder on the sale, exchange, redemption or maturity of a Callable STRIDES (or upon the sale of any Sun Microsystems common stock received thereon) as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any such gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Callable STRIDES.

Non-U.S. Holders

      In the case of a non-U.S. Holder, ML&Co. intends to withhold applicable United States withholding taxes at a rate of 30% on payments of interest made with respect to the Callable STRIDES subject to reduction by applicable treaty or upon the receipt of a Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Any capital gain realized upon the sale or other disposition of a Callable STRIDES by a non-U.S. Holder will generally not be subject to United States Federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and such individual does not have a "tax home" (as defined for United States Federal income tax purposes) in the United States.

Backup Withholding and Information Reporting

      A beneficial owner of a Callable STRIDES may be subject to information reporting and to backup withholding on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

New Withholding Regulations

      On October 6, 1997, the Treasury Department issued new regulations which make certain modifications to the withholding, backup withholding and information reporting rules described above. The new regulations attempt to unify certification requirements and modify reliance standards. The new regulations are generally effective for payments made after December 31, 2000, subject to certain transitional rules. Prospective investors are urged to consult their own tax advisors regarding the new regulations.

                              ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code, as amended (the "Code") prohibit various transactions between certain parties and the assets of employee benefit plans, unless an exemption is available; governmental plans may be subject to similar prohibitions. Because transactions between a plan and ML&Co. may be prohibited absent an exemption, each fiduciary, by its purchase of any Callable STRIDES on behalf of any plan, represents on behalf of itself and the plan, that the acquisition, holding and any subsequent disposition of the Callable STRIDES will not result in a violation of ERISA, the Code or any other applicable law or regulation.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the Callable STRIDES will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligations in connection with the Callable STRIDES.

                      WHERE YOU CAN FIND MORE INFORMATION

ML&Co.

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the Callable STRIDES and other securities. For further information on ML&Co. and the Callable STRIDES, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

Sun Microsystems, Inc.

      Sun Microsystems files reports, proxy statements and other information with the SEC. Information provided to or filed with the SEC by Sun Microsystems pursuant to the Securities Exchange Act of 1934 can be located at the SEC's facilities or accessed through the SEC's web site by reference to SEC file number 0-15086. You may also inspect Sun Microsystems' SEC reports and other information at the Nasdaq National Market. In addition, information regarding Sun Microsystems may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of the information or reports.

                                  UNDERWRITING

      MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $ aggregate principal amount of Callable STRIDES. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Callable STRIDES if any are purchased.

      The underwriter has advised ML&Co. that it proposes initially to offer the Callable STRIDES directly to the public at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering prices may be changed. The underwriter is offering the Callable STRIDES subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

      The underwriting of the Callable STRIDES will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the Callable STRIDES. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Callable STRIDES.

      If the underwriter creates a short position in the Callable STRIDES in connection with the offering, i.e., if it sells more units of the Callable STRIDES than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the Callable STRIDES in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. "Naked" short sales are sales in excess of the underwriter's overallotment option. Because the underwriter has no overallotment option, it would be required to close out a short position in the Callable STRIDES by purchasing Callable STRIDES in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Callable STRIDES. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Callable STRIDES. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                        VALIDITY OF THE CALLABLE STRIDES

      The validity of the Callable STRIDES will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

                                    EXPERTS

      The consolidated financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 29, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in each of the Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their reports on unaudited interim financial information because such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

                             INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----
Business Day............................................................... S-12
Call Date..................................................................  S-5
Call Price.................................................................  S-5
Callable STRIDES...........................................................  S-1
Code....................................................................... S-28
Components................................................................. S-26
Contingent Payment Regulations............................................. S-28
Debt Instrument............................................................ S-26
depositary................................................................. S-21
DTC........................................................................  S-4
ERISA...................................................................... S-29
ex-dividend date........................................................... S-17
Extraordinary Dividend..................................................... S-17
Extraordinary Dividend Amount.............................................. S-17
Final Amount...............................................................  S-5
Forward Contract........................................................... S-26
Forward Contract Payment Amount............................................ S-27
Initial Forward Contract Payment........................................... S-27
Interest Rate.............................................................. S-26
IRS........................................................................ S-26
Market Disruption Event.................................................... S-18
ML&Co......................................................................  S-4
MLPF&S.....................................................................  S-4
NASD....................................................................... S-17
NASDAQ NMS................................................................. S-17
Non-U.S. Holder............................................................ S-26
OTC Bulletin Board......................................................... S-17
Pricing Date...............................................................  S-4
Reorganization Event....................................................... S-19
Reorganization Event Amount................................................ S-20
Share Multiplier........................................................... S-12
Spin-off Event............................................................. S-19
Successor Entity........................................................... S-19
Sun Microsystems...........................................................  S-4
Tax Counsel................................................................ S-26
Trading Day................................................................ S-12
U.S. Holder................................................................ S-26

                                    ANNEX A

Call Price Calculation Methodology

      The Call Price is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call expected to be between 32% and 38% and added to the present value of all interest payments discounted to the original issue date by that same discount factor, will equal the original issue price.

      The following steps describe the calculation of the Call Price for May 30, 2003:

    . First, the sum of the present values on the original issue date of all interest payments made (assuming a discount factor based on an annual yield to call of 35%, the midpoint of the expected range of 32% to 38% per year) on the Callable STRIDES through and including the applicable Call Date is calculated. For a more detailed description of this calculation, please see the table below.

    The following table illustrates, for the hypothetical interest payment dates and the hypothetical Call Date listed below, the:

     (a) amount of interest payable (computed on the basis of a 360-day year of twelve 30-day months) on the applicable date;
     (b) years from the original issue date to the applicable interest payment date (computed on the basis of a 360-day year of twelve 30-day months);
     (c) discount factor (/1/) based upon the yield to call of 35%, the midpoint of the expected range of 32% to 38% per year;
     (d) present value at the original issue date of the interest payments; and
     (e) the sum of the present values of all interest payments discounted to the original issue date.

      For the purpose of calculating the following table we have assumed:

      .    original issue date:    October 23, 2001
      .    original issue price:   $8.88 per Callable STRIDES (for the purposes
                                   of this table,
                                   we have assumed this price was the closing
                                   market price of Sun
                                   Microsystems common stock on the
                                   hypothetical Pricing Date)
      .    interest rate:          9% per year
      .    interest payment dates: On the 23rd day of each January, April, July and October
                                   beginning on January 23, 2002 (computed on
                                   the basis of a
                                   360-day year of twelve 30-day months
                                   compounded annually)
      .    yield to call:          35%, the midpoint of the expected range
                                   between 32% and
                                   38% (computed on the basis of a 360-day year
                                   of twelve
                                   30-day months, compounded annually)
      .    maturity date:          October 23, 2003


                                                  Discount
                                        Years      Factor
                                         From     based on   Present Value at
                           Interest    Original     the       Original Issue
       Interest Payment     Amount      Issue     Yield to   Date of Interest
             Date           Payable      Date       Call      Payments(/2/)
       ----------------    ---------   --------   --------   ----------------
       October 23, 2001       - -      0.000000   1.000000         - -
       January 23, 2002    $0.199800   0.250000   0.927719      $0.185358
       April 23, 2002      $0.199800   0.500000   0.860663      $0.171960
       July 23, 2002       $0.199800   0.750000   0.798454      $0.159531
       October 23, 2002    $0.199800   1.000000   0.740741      $0.148000
       January 23, 2003    $0.199800   1.250000   0.687199      $0.137302
       April 23, 2003      $0.199800   1.500000   0.637528      $0.127378
       May 30, 2003        $0.082140   1.602778   0.618164      $0.050776
                                                                ---------
       Sum of the present values of all interest
        payments:                                               $0.980306
                                                                =========

                                                 (  1  )/x/
(1) The hypothetical discount factor is equal to (-----), where X is the number
                                                 (1.35 )
    of years from the original issue date (computed on the basis of a 360-day year of twelve 30-day months compounded annually). The actual discount factor will be determined on the Pricing Date based upon the actual yield to call and will be disclosed in the final prospectus delivered in connection with sales of the Callable STRIDES.

(2) The present values in this column represent the product of the applicable interest payment amount and the corresponding discount factor. Due to rounding, the numbers in this column do not equal the sum of the present values of all interest payments.

    . Next, the sum of the present values of the interest payments is subtracted from the original issue price to produce the present value of the Call Price on the original issue date:

       $8.88-$0.980306 = $7.899694 (the present value of the Call Price).

    . Finally, the present value of the Call Price is divided by the applicable discount factor(/1/) and rounded to the fourth decimal place, the quotient being the present value of the Call Price payable on the applicable Call Date:

       $7.899694
       --------- = $12.7793 (the Call Price).
       $0.618164

                                                 (  1  )/x/
(1) The hypothetical discount factor is equal to (-----), where X is the number
                                                 (1.35 )
    of years from the original issue date (computed on the basis of a 360-day year of twelve 30-day months). The actual discount factor will be determined on the Pricing Date based upon the actual yield to call and will be disclosed in the final prospectus supplement delivered in connection with sales of the Callable STRIDES.

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                                     [LOGO]

                                2,500,000 Units

                           Merrill Lynch & Co., Inc.

               9% Callable STock Return Income DEbt Securities /SM/
                             due November   , 2003
                             "Callable STRIDES /SM/"
          Payable at maturity with Sun Microsystems, Inc. common stock

                      ----------------------------------
                             PROSPECTUS SUPPLEMENT
                      ----------------------------------

                              Merrill Lynch & Co.

                                October   , 2001

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